UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 2, 2007
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) On February 2, 2007, Maxim Integrated Products, Inc. (the "Company") and Carl W. Jasper, the Company's former Chief Financial Officer, entered into a severance and release agreement with respect to Mr. Jasper's resignation from the Company. Under the agreement, Mr. Jasper released all claims against the Company, and in exchange the Company agreed to pay Mr. Jasper $482,400, less required withholdings in a lump sum payment (the $482,400 payment represents $432,400 of additional salary and bonus earned since June 25, 2006, the beginning of fiscal year 2007, and $50,000 to settle claims that Mr. Jasper contends is owed to him under a severance arrangement). The Company also agreed to reimburse Mr. Jasper for the premium expense made under COBRA for continued medical, dental and vision coverage under the Company's medical plans for Mr. Jasper, his spouse and his children until the earlier of the time in which (x) he becomes eligible for other medical coverage in connection with other employment, (y) he voluntarily purchases other medical insurance or (z) he is no longer eligible for COBRA coverage through Maxim. Due to the Company's mandated blackout of stock option and restricted stock unit exercises as a result of the Company being delinquent in its periodic filings with the U.S. Securities and Exchange Commission, Mr. Jasper, along with other individuals whose employment terminated with the Company during this blackout period, will be given until September 30, 2007 (or by other extension provided by the Company) to exercise stock options and restricted stock units that were vested as of his termination date. The Company intends to indemnify Mr. Jasper to the extent required by the Company's charter, Delaware law, California law and under his indemnity agreement with the Company dated September 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Maxim Integrated Products, Inc.

By: /s/ Tunc Doluca Tunc Doluca President and Chief Executive Officer

Date: February 8, 2007